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                                                             EXHIBIT 5.0

                                May 13, 1997



Board of Directors
AntiVirals Inc.
One S.W. Columbia, Suite 1105
Portland, OR 97258

Gentlemen:

   In connection withthe rescission offering of AntiVirals Inc., an Oregon corporation (the "Company"), under Registration Statement on Form S-4, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

   Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the promissory notes which may be issued to eligible rescission offerees under the terms of the prospectus contained in such registration statement, when such promissory notes have been delivered against the return of shares of the common stock contemplated by the prospectus, will be validly issued.

   We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the registration statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

                             Very truly yours,

                             /s/ ATER WYNNE HEWITT DODSON & SKERRIT, LLP